Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE: March 27, 2009
CRC Health Corporation Reports Operating Results
For the Quarter and Twelve Months Ended December 31, 2008

CUPERTINO, CA, March 27, 2009 – CRC Health Corporation (“CRC” or the “Company”), a leading provider of substance abuse treatment and youth services through its wholly owned consolidated subsidiaries, announced its results for the fourth quarter and twelve months ended December 31, 2008.

The Company has three operating divisions:  recovery division, youth division, and healthy living division.  The recovery division provides substance abuse and behavioral disorder treatment services through residential treatment facilities and outpatient treatment clinics.  The youth division provides educational programs for underachieving young people through residential schools and wilderness programs.  The healthy living division provides adolescent and adult weight management programs and treatment services for eating disorders.  For segment reporting purposes, the Company reports in two segments:  recovery and youth.  The healthy living division is combined with corporate/other as it does not meet the quantitative threshold for separate segment reporting.

For the year ended December 31, 2008, consolidated net revenue increased $22.4 million, or 5.0%, to $470.0 million in 2008 from $447.6 million in 2007. Additionally, during the year ended 2008, consolidated operating expenses increased $168.1 million or 43.9% to $550.9 million from $382.8 million. Operating expenses, excluding goodwill and intangible asset impairments of $146.7 million, increased $21.4 million, or 5.6%, to $404.2 million in 2008 from $382.8 million in 2007.  Income (loss) from continuing operations, excluding goodwill and intangible asset impairments of $146.7 million, increased $1.1 million, or 1.7%, to $66.0 million in 2008 from $64.9 million in 2007.  In 2008, the Company incurred non-recurring expenses of $146.7 million related to goodwill and intangible asset impairments:  $4.5 million in its recovery division; and $142.2 million in its youth division.  Income (loss) from continuing operations decreased by $145.7 million, or 224.7%, to a loss of $80.9 million in 2008 from income of $64.9 million in 2007.  The decrease is primarily attributable to goodwill and intangible asset write-offs of $146.7 million in 2008.

Consolidated net revenue for the fourth quarter ended December 31, 2008 decreased $2.1 million or 1.8% to 109.9 million compared to the same period in 2007. For the fourth quarter of 2008, consolidated operating expenses increased $1.3 million to $102.5 million, or 1.3% compared to the same period in 2007. Excluding discontinued operations, for the quarter ended December 31, 2008, consolidated adjusted pro forma net revenue decreased $3.5 million, or 3.1%, to $109.9 million from $113.4 million during the same period in 2007.  Fourth quarter 2008 pro forma earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by $0.1 million, or 0.7%, to $21.3 million compared to $21.2 million during the same period in 2007. Fourth quarter 2008 pro forma operating expenses decreased $3.7 million, or 4.0%, to $88.6 million compared to $92.3 million during the same period in 2007.  For the twelve months ended December 31, 2008, consolidated pro forma net revenue was $473.2 million which reflects a $7.2 million or 1.5% increase from the same period in 2007. For the twelve months ended December 31, 2008 pro forma EBITDA of $99.2 million reflects a decrease of $5.0 million, or 4.8%, from the same period of 2007.

In the fourth quarter of 2008, management initiated a restructuring plan (the “FY08 Plan”) to further align the Company’s resources with its strategic business plan through workforce reductions, facility consolidations, and facility exit actions.   Actions under the FY08 Plan are focused on facilities which have been negatively impacted by the economic crisis and the depressed credit markets. Approximately 100 full-time positions, impacting all divisions, have been eliminated under the FY08 Plan. Facility exit actions include one therapeutic boarding school in the Company’s youth division, one eating disorder start-up in its healthy living division, and eight outpatient treatment clinics in its recovery division.  The closure, sale, or disposal of these facilities are expected to be substantially complete by the end of 2009.

At December 31, 2008, the Company had incurred approximately $3.3 million in liabilities related to the FY08 Plan.  Remaining restructuring actions may include further division consolidations and facility exit actions in future periods. Facilities which have been held for sale, or otherwise disposed as of December 31, 2008 are reflected as discontinued operations in the Company’s consolidated statements of operations and in its consolidated balance sheet.

Historical Financial Results

Fourth Quarter and Twelve Months Ended December 31, 2008 Consolidated Financial Results:

Recovery Division:

Three Months Ended December 31, 2008 Compared to Three Months Ended December 31, 2007

·
Net revenue increased $2.8 million, or 3.8%, to $76.9 million for the quarter from $74.1 million from the comparable prior-year quarter.  Same–facility net revenue increased $1.5 million, or 2.0%, to $74.5 million for the quarter from $73.0 million from the comparable prior-year quarter.  The increase in same-facility net revenue was driven by a 4.3% increase in census and a 2.2% decrease in rates.

·
Our recovery division incurred an increase of $4.6 million in operating expenses primarily due to a $4.5 million non-cash impairment charge of intangible assets.  Recovery division, same-facility increase in operating expenses was $5.2 million, or 10.8%. Excluding the $4.5 million non-cash impairment charge, total operating expenses increased 0.2% and same-facility operating expenses increased 1.4%.

·
Adjusted pro forma revenue increased $1.4 million, or 1.9%, to $76.9 million for the quarter from $75.5 million from the comparable prior-year quarter.  Adjusted pro forma EBITDA increased $1.6 million, or 6.9%, to $24.1 million for the quarter from $22.5 million from the comparable prior-year quarter.

Twelve Months Ended December 31, 2008 Compared to Twelve Months Ended December 31, 2007
·
Net revenue increased $23.4 million, or 8.2%, to $309.5 million for the twelve months ended December 31, 2008 from $286.1 million from the comparable period.  Same–facility net revenue increased $16.4 million, or 5.8%, to $298.7 million for the twelve months from $282.3 million from the comparable prior-year period.  The increase in same-facility net revenue was driven by a 3.4% increase in census and a 2.4% increase in rates.

·
Our recovery division incurred an increase of $18.5 million, or 9.0%, in operating expenses.  Recovery division, same-facility increase in operating expenses was $15.1 million, or 8.4%, Excluding the $4.5 million non-cash impairment charge, total operating expenses increased 6.8% and same-facility operating expenses increased 5.9%.

·
Adjusted pro forma revenue increased $16.1 million, or 5.4%, to $312.7 million for the twelve months ended December 31, 2008 from $296.6 million from the comparable period in the prior year.  Adjusted pro forma EBITDA increased $6.1 million, or 6.5%, to $100.4 million for the twelve months from $94.3 million from the comparable prior-year period.

Youth Division:

Three Months Ended December 31, 2008 Compared to Three Months Ended December 31, 2007

·
Net revenue decreased $4.4 million, or 13.6%, to $28.1 million for the quarter from $32.5 million from the comparable prior-year quarter.  Same–facility net revenue decreased $4.7 million, or 15.0%, to $26.6 million for the quarter from $31.3 million from the comparable prior-year quarter.  The decrease in same-facility net revenue was driven by a 13.3% decrease in census and a 1.7% decrease in rates.  The decrease in census during the quarter was significantly impacted by the economic downturn as well as by a decrease in the availability of credit to families.

·
Our youth division incurred a decrease of $2.7 million in operating expense, or 8.6%, primarily driven by a $1.8 million decrease in salaries and benefits, a $0.6 million decrease in supplies, facilities, and other costs, and the remaining decrease due to lower general and administrative expenses.

·
Adjusted pro forma revenue decreased $4.4 million, or 13.5%, to $28.1 million for the quarter from $32.5 million from the comparable prior-year quarter.  Adjusted pro forma EBITDA decreased $1.9 million, or 55.8%, to $1.5 million for the quarter from $3.4 million from the comparable prior-year quarter.

Twelve Months Ended December 31, 2008 Compared to Twelve Months Ended December 31, 2007

·
Net revenue decreased $6.3 million, or 4.5%, to $132.7 million for the twelve months ended December 31, 2008 from $139.0 million from the comparable prior-year period.  Same–facility net revenue decreased $12.0 million, or 8.7%, to $126.5 million for the twelve months from $138.5 million from the comparable prior-year period.  The decrease in same-facility net revenue was primarily driven by a $1.6 million, or 1.8% decrease in same facility residential boarding schools and a $10.4, million, or 20.5% decrease in outdoor camps.  Overall, there has been a significant lessening of demand for youth division services as a result of declining economic conditions and the inability of families to access the credit markets to fund the cost of our programs.

·
Our youth division incurred a net operating expense increase of $139.4 million, or 107.1% due to non-cash impairment charges of $142.2 million offset by reductions in general and administrative expenses. Excluding the impairment charges, youth division operating expenses decreased by $2.8 million, or 2.2%, compared to the same period in 2007.

·
Adjusted pro forma revenue decreased $8.8 million, or 6.2%, to $132.7 million for the twelve months from $141.5 million from the comparable period in the prior year.  Adjusted pro forma EBITDA decreased $8.2 million, or 36.0%, to $14.6 million for the twelve months from $22.8 million from the comparable period in the prior year.

Corporate/Other:

Three Months Ended December 31, 2008 Compared to Three Months Ended December 31, 2007

·
Net revenue decreased $0.5 million, or 9.3%, to $4.9 million for the quarter from $5.4 million from the comparable prior-year quarter. Operating expenses decreased
$0.5 million or 3.7% in corporate/other.

·
Adjusted pro forma revenue decreased $0.5 million, or 9.2%, to $4.9 million for the quarter from $5.4 million from the comparable prior-year quarter.  Adjusted pro forma EBITDA increased $0.5 million, or 10.2%, to a loss of $4.4 million for the quarter from a loss of $4.9 million from the comparable prior-year quarter.
The decrease in the loss is attributable to decreases in salaries, benefits and other operating expenses.

Twelve Months Ended December 31, 2008 Compared to Twelve Months Ended December 31, 2007

·
Net revenue increased $5.2 million, or 23.1%, to $27.7 million for the twelve months ended December 31, 2008 from $22.5 million from the comparable prior-year period.
Operating expenses increased $10.2 million or 22.0%  in corporate/other.

·
Adjusted pro forma revenue decreased $0.1 million, or 0.4%, to $27.7 million for the twelve months from $27.8 million from the comparable period in the prior year.
Adjusted pro forma EBITDA decreased $3.0 million, or 23.3%, to a loss of $15.9 million for the twelve months from a loss of $12.9 million from the comparable period in the prior year.  The increase in the loss is attributable to increases in operating expenses associated with the growth in our adolescent weight management summer camps, and increases in corporate administrative expenses.

The unaudited adjusted pro forma revenue and EBITDA for the periods presented give effect to all acquisitions as if they had occurred on January 1, 2007.  The pro forma adjustments are based upon available information and certain assumptions that CRC believes are reasonable.  The pro forma adjusted EBITDA is for informational purposes only and does not purport to represent what CRC’s result of operations or financial position would have been if the acquisitions in 2007 occurred at any date, nor does such information purport to project the results of operations for any future period.

In order to supplement its condensed consolidated financial statements presented in accordance with GAAP, CRC is providing a summary to show the computation of EBITDA, as well as adjusted pro forma EBITDA.  Adjusted pro forma EBITDA takes into account certain adjustments which are excluded from EBITDA for purposes of various covenants in the indenture governing CRC’s 10¾% senior subordinated notes due 2016 and its senior secured credit facility, as amended to date.  CRC believes that the adjusted pro forma EBITDA information presented provides useful information to both management and investors concerning its ability to meet its future debt obligations and to comply with certain covenants in its borrowing arrangements that are tied to these measures. CRC also believes that including the effect of these items allows management and investors to better compare CRC’s financial performance from period-to-period, and to better compare CRC’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

CRC HEALTH CORPORATION

CONSOLIDATED BALANCE SHEETS
 (In thousands, except share amounts)

	December 31, 2008	December 31, 2007
	(Successor)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,540	$5,118
Accounts receivable, net of allowance for doubtful accounts of $5,409 in 2008 and $6,901 in 2007	30,826	31,910
Prepaid expenses	7,703	7,544
Other current assets	1,618	2,120
Income taxes receivable	—	193
Deferred income taxes	4,029	6,599
Current assets of discontinued operations, facility exits	14,125	—
Total current assets	60,841	53,484
PROPERTY AND EQUIPMENT—Net	129,728	122,937
GOODWILL	604,078	730,684
INTANGIBLE ASSETS—Net	354,463	390,388
OTHER ASSETS	20,065	24,798
TOTAL ASSETS	$1,169,175	$1,322,291
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,165	$7,014
Accrued liabilities	29,061	37,582
Income taxes payable	1,201	—
Current portion of long-term debt	6,522	35,603
Other current liabilities	31,657	29,824
Current liabilities of discontinued operations, facility exits	703	—
Total current liabilities	75,309	110,023

LONG-TERM DEBT—Less current portion	646,630	612,764
OTHER LONG-TERM LIABILITIES	7,553	7,514
OTHER LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS, FACILITY EXITS	1,909	—
DEFERRED INCOME TAXES	134,331	145,867
Total liabilities	865,732	876,168
COMMITMENTS AND CONTINGENCIES (Note 12)
MINORITY INTEREST	221	374
STOCKHOLDER’S EQUITY:
Common stock, $0.001 par value—1,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2008 and December 31, 2007	—	—
Additional paid-in capital	444,275	438,608
Accumulated (deficit) retained earnings	(134,764)	7,141
Accumulated other comprehensive (loss)	(6,289)	—
Total stockholder’s equity	303,222	445,749
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,169,175	$1,322,291

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 and 2007
(In thousands)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
NET REVENUE:	(Successor)
Net client service revenue	$107,877	$110,179	$461,851	$441,228
Other revenue	2,017	1,781	8,143	6,387
Net revenue	109,894	111,960	469,994	447,615
OPERATING EXPENSES:
Salaries and benefits	56,548	57,873	236,006	220,406
Supplies, facilities and other operating costs	34,490	35,873	139,232	133,768
Provision for doubtful accounts	1,536	1,816	6,492	6,876
Depreciation and amortization	5,425	5,614	22,362	21,705
Asset impairment	4,525	—	4,525	—
Goodwill impairment	—	—	142,238	—
Total operating expenses	102,524	101,176	550,855	382,755
OPERATING INCOME (LOSS)	7,370	10,784	(80,861)	64,860
INTEREST EXPENSE, NET	(13,975)	(15,290)	(54,122)	(60,262)
GAIN ON DEBT REPURCHASE AND OTHER FINANCING COSTS	8,086	—	8,086	—
OTHER INCOME (EXPENSE)	37	(1,026)	1	(1,770)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,518	(5,532)	(126,896)	2,828
INCOME TAX (BENEFIT) EXPENSE	2,257	55	(5,866)	2,446
MINORITY INTEREST IN (LOSS) INCOME OF SUBSIDIARIES	(97)	(86)	(153)	189
(LOSS) INCOME FROM CONTINUING OPERATIONS	(642)	(5,501)	(120,877)	193
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(3,562)	(524)	(21,028)	1,271
NET (LOSS) INCOME	$(4,204)	$(6,025)	$(141,905)	$1,464

Reconciliation of GAAP "Cash Flows Provided By Operating Activities" to non-GAAP "EBITDA from continuing operations" and Reconciliation of non-GAAP "EBITDA from continuing operations to GAAP Net (Loss) Income"
(In thousands) (unaudited)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	(Successor)

Cash flows provided by (used in) operating activities	$3,086	$32,653	$24,176	$56,420
Amortization of debt discount and other financing costs	(1,179)	(1,116)	(4,536)	(4,476)
Stock-based compensation	(2,179)	(706)	(6,026)	(3,909)
Deferred income taxes	(6,918)	(1,584)	19,756	(1,306)
Net effect of changes in non-current net assets	350	345	221	(6,873)
Goodwill impairment	(624)	––	(142,862)	––
Asset impairment	(6,956)	––	(30,836)	––
Net effect of working capital changes	15,683	(29,912)	21,013	(16,377)
Interest expense, net	13,975	15,291	54,122	60,262
Income tax (benefit) expense	568	(232)	(17,131)	3,143
EBITDA from continuing operations	15,806	14,739	(82,103)	86,884
Interest expense, net	(13,975)	(15,291)	(54,122)	(60,262)
Income tax expense (benefit)	(568)	(232)	17,131	(3,143)
Depreciation and amortization	(5,467)	(5,705)	(22,811)	(22,015)
Net (loss) income	$(4,204)	$(6,025)	(141,905)	$1,464

Reconciliation of non-GAAP "EBITDA from continuing operations" to non-GAAP "Adjusted pro forma EBITDA"
(In thousands) (unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
		(Successor)
EBITDA from continuing operations	$15,806	$14,739	$(82,103)	$86,884
Pre-acquisition Adjusted EBITDA from other acquisitions in 2007	––		––	3,175
Pre-acquisition Adjusted EBITDA from other acquisitions in 2008	––	595	1,083	2,028
Adjustments for discontinued operations	687	720	3,445	(2,278)
Expenses incurred related to the Transactions	––	––	––	4
Unrecognized profit on deferred revenue	––	53	13	2,748
Asset impairments	6,955	––	30,835	––
Impairment of goodwill	624	––	142,862	––
Non-impairment restructuring activities	1,584	––	1,584	––
Stock-based compensation expense	2,186	706	6,032	3,909
Foreign exchange translation	(7)	––	28	––
(Gain), loss on debt repurchase	(8,086)	––	(8,086)	––
(Gain) loss on interest rate swap	(35)	1,027	(1)	1,771
Other financing costs	114		114
Loss (gain) on fixed asset disposal	89	228	68	218
Management fees to Sponsor	545	668	2,175	2,201
Transaction expense	853	58	854	781
Write-off of cancelled acquisitions	5	1,267	244	1,298
Minority interest in loss of subsidiaries	(97)	(86)	(153)	189
Franchise taxes	44	74	171	176
Write-off of miscellaneous accounts (non-cash)	––	102	8	125
Non-cash charge for workers compensation actuarial analysis	––	975	––	975
Adjusted Pro forma EBITDA	$21,267	$21,126	$99,173	$104,204

CRC Health Corporation Selected Statistics	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
Recovery Division:
Number of inpatient facilities - end of period	30	28
Number of outpatient facilities - end of period	15	15
Number of comprehensive treatment clinics (CTC) - end of period	55	56
Available beds - end of period	1,910	1,857
Patient days - Inpatient	553,559	528,093
Occupancy rate	80.0%	82.1%
Net revenue per patient day - inpatient	$363.07	$352.18
Patient days - CTC	9,030,235	8,609,476
Net revenue per patient day - CTC	$11.73	$11.36

Youth Division:
Number of facilities - end of period	28	28
Patient days	441,676	480,534
Net revenue per patient day	$300.51	$294.56

Healthy Living Division:
Number of facilities - end of period	16	13
Patient days	96.692	80,896
Net revenue per patient day	$283.55	$273.30

Conference Call

CRC Health Corporation will host a conference call, open to all interested parties, on Tuesday, March 31, 2009 beginning at 11:00 AM Eastern Time (8:00 AM Pacific Time).  The number to call within the United States is (877) 704-5386. Participants outside the United States should call 913-905-1086.  The conference ID is 8849590.

A replay of the conference call will be available starting at 3:00 PM Eastern Time  on Tuesday March 31, 2009 until  11:59  PM Eastern Time Tuesday April 7, 2009.  The replay number for callers within the United States is 888-203-1112 or 719-457-0820 from outside the United States and the conference ID for all callers is 8849590.

Forward-Looking Statements

This press release includes or may include "forward-looking statements." All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although CRC believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following factors: changes in government reimbursement for CRC's services; CRC’s substantial indebtedness; changes in applicable regulations or a government investigation or assertion that CRC has violated applicable regulations; attempts by local residents to force our closure or relocation; the potentially difficult, unsuccessful or costly integration of recently acquired operations and future acquisitions; the potentially difficult, unsuccessful or costly opening and operating of new treatment facilities; the possibility that commercial payors for CRC's services may undertake future cost containment initiatives; the limited number of national suppliers of methadone used in CRC's outpatient treatment clinics; the failure to maintain established relationships or cultivate new relationships with patient referral sources; shortages in qualified healthcare workers; natural disasters such as hurricanes, earthquakes and floods; competition that limits CRC's ability to grow; the potentially costly implementation of new information systems to comply with federal and state initiatives relating to patient privacy, security of medical information and electronic transactions; the potentially costly implementation of accounting and other management systems and resources in response to financial reporting and other requirements; the loss of key members of CRC's management; claims asserted against CRC or lack of adequate available insurance; and certain restrictive covenants in CRC's debt documents.

Contact:
CRC Health Corporation
Kevin Hogge, 877-272-8668
Chief Financial Officer